EXHIBIT 5


                RESTATED INVESTMENT ADVISORY AND SERVICE CONTRACT

                                     between

                           THE JENSEN PORTFOLIO, INC.

                                       and

                       JENSEN INVESTMENT MANAGEMENT, INC.

     This Agreement is entered into, effective July 13, 1993, as a restatement of the Restated Investment Advisory and Service Contract, dated July 31, 1992, by and between THE JENSEN PORTFOLIO, INC., an Oregon corporation (the "Fund"), and JENSEN INVESTMENT MANAGEMENT, INC., an Oregon corporation (the "Adviser").

     In consideration of the mutual covenants contained in this Agreement, it is hereby agreed as follows:

     1. The Fund hereby employs the Adviser to act as its investment adviser and, as such, to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objectives, policies and limitations, and to administer the Fund's affairs to the extent requested by the Fund, subject to the supervision of the Board of Directors of the Fund, for the period and upon the terms set forth in this Agreement. Investment of funds shall be subject to all applicable restrictions of the Articles of Incorporation and Bylaws of the Fund as may, from time to time, be in force and all applicable provisions of the Investment Company Act of 1940, or any successor statute, as amended from time to time (the "1940 Act").

     The Adviser agrees to: (a) furnish the investment advisory services specified above; (b) furnish, for the use of the Fund, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund, maintaining its organization and assisting in providing shareholder communications and information services; (c) permit any of its officers and employees to serve, without compensation, as directors or officers of the Fund if elected to such positions; and (d) pay all expenses of (i) printing and distributing any prospectuses or reports prepared for its use or the use of the Fund in connection with the offering of the shares of the Fund's common stock for sale to the public; (ii) any other literature used by the Fund or any broker in connection with such offering; and (iii) any advertising employed in such offering. The Adviser shall pay the salaries and fees, if any, of all officers of the Fund and of all directors of the Fund who are "interested persons" (as defined in the 1940 Act) of the Fund or of the Adviser and of all personnel of the Fund or Adviser performing services relating to research, statistical and investment activities.


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     The Adviser shall, on behalf of the Fund, maintain the Fund's records and books of account (other than those maintained by the Fund's transfer agent, registrar, custodian and shareholder servicing agent). All books and records so maintained shall be the property of the Fund and, upon request, the Adviser shall surrender to the Fund any of such books and records requested.

     The investment policies and all other actions of the Fund are, and shall at all times be, subject to the control and direction of the Board of Directors of the Fund. In acting under this Agreement, the Adviser shall be an independent contractor and shall not be an agent of the Fund.

     With respect to services performed in connection with the purchase and sale of portfolio securities on behalf of the Fund, the Adviser may place transaction orders for the Fund's account with brokers or dealers selected by the Adviser. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser has determined in good faith that the net price to the Fund of such transaction was reasonable in relation to the net price for comparable transactions engaged in by similarly situated investors.

     2. For the services and facilities to be furnished, the Fund shall pay to the Adviser monthly compensation equal to an annual rate of 0.50 percent of the Fund's average daily net assets. The daily net asset value of the Fund shall be computed in the manner and at the times set forth in the Fund's Articles of Incorporation. On any day that the Fund's net asset value is not calculated, the net asset value for such day shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purposes of the foregoing computations. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily, and the amounts of the daily accruals shall be paid monthly. Such calculations shall be made by applying 1/365th of the annual rate to the Fund's net asset value each day determined as of the close of business on that day.

     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

     The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others, including

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other investment companies, so long as its services under this Agreement are not impaired by the delivery of such services.

     3. The Fund shall pay all of its expenses other than those expressly stated to be payable by the Adviser. The expenses payable by the Fund shall include, without limitation: (a) interest and taxes; (b) brokerage fees and commissions and other costs in connection with the purchase or sale of portfolio securities;
(c) fees and expenses of its directors other than those who are "interested persons" (as defined in the 1940 Act) of the Fund or the Adviser; (d) legal and audit expenses; (e) transfer agent expenses and expenses for servicing shareholder accounts; (f) expenses of computing the net asset value of the shares of the Fund and the amount of its dividends; (g) custodian fees and expenses; (h) administrative fees and expenses; (i) fees and expenses related to the registration and qualification of the Fund and its shares for distribution under state and federal securities laws; (j) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund; (k) the cost of issuing share certificates, if certificates are issued; (l) expenses for reports, membership dues and other dues in the Investment Company Institute or any similar trade organization; (m) expenses of preparing and typesetting prospectuses; (n) expenses of printing and mailing prospectuses sent to existing shareholders; (o) such nonrecurring expenses as may arise, including expenses incurred in actions, suits or proceedings to which the Fund is a party and the legal obligation that the Fund may have to indemnify its officers and directors in respect thereto; (p) the organizational costs of the Fund and other Fund expenses that are capitalized; (q) insurance premiums; (r) expenses of maintaining the Fund's corporate existence, providing investor services and corporate reports, and holding corporate meetings; and (s) such other expenses as the directors of the Fund may, from time to time, determine to be properly payable by the Fund.

     The Adviser may, but has no obligation to, pay any or all of the expenses of the Fund that are payable by the Fund. In such event, the Fund shall promptly reimburse the Adviser for all such expenses so paid by the Adviser. With respect to organizational expenses of the Fund paid or advanced by the Adviser, the Fund shall reimburse the Adviser such amounts in equal monthly payments over 60 months beginning on the date the registration statement filed by the Fund with the Securities and Exchange Commission was first declared effective; provided, however, that all such organizational expenses then remaining unreimbursed shall be reimbursed in full at the end of the first month in which the Fund's average daily net assets exceed $50,000,000.

     4. If the operating expenses of the Fund, including amounts payable to the Adviser pursuant to Section 2 of the Agreement, for any fiscal year ending on a date on which the Agreement is in effect exceed the expense limitations applicable

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to the Fund imposed by any state securities laws, or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its management fee to the extent of such excess and, if required, pursuant to any such laws or regulations, will reimburse the Fund for annual operating expenses (including, but not limited to, legal, audit, custodial, printing and other regular Fund expenses) in excess of any expense limitation that may be applicable. The obligation of the Adviser to reduce its management fee or reimburse the Fund shall not apply to the following expenses paid or payable by the Fund: brokerage commissions, taxes, interest, organizational costs and other expenses that are capitalized, and all extraordinary items (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).

     For purposes of the first paragraph of this Section 4, should any such applicable expense limitation be based upon the gross income of the Fund, such gross income shall include, but not be limited to, interest on debt securities in the Fund's portfolio accrued to and including the last day of the Fund's fiscal year, the record dates for which fall on or prior to the last day of such fiscal year, and dividends from common and preferred stock in the Fund's portfolio including all dividends paid or receivable up to and including the last day of the Fund's fiscal year, but shall not include gains from the sales of securities.

     If the Fund's regular operating expenses in any fiscal year exceed the applicable limit specified below (expressed as a percentage of average daily net assets of the Fund on an annual basis), the Adviser will reduce its management fee or reimburse the Fund in an amount equal to the amount of the excess:

                  Average Daily Net                      Annual
                 Assets for the Year                  Expense Limit
                 -------------------                  -------------

             $     100,000 -  $  10,000,000               2.00%
             $  10,000,001 -  $  15,000,000               1.75
             $  15,000,001 -  $  25,000,000               1.50
             $  25,000,001 -  $  50,000,000               1.25
             $  50,000,001 -  $ 100,000,000               1.00
             $ 100,000,001 and above                      0.75

     Any reduction in management fees or reimbursement of expenses by the Adviser required by this Section 4 shall be computed and accrued daily, paid monthly and adjusted annually on the basis of the Fund's average daily net assets for the year. Should two or more such expense limitations be applicable as of the end of the last business day of the fiscal year, that expense limitation which results in the largest reduction in the Adviser's fee shall be applicable.

     5. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties

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hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services under this Agreement or for any losses that may be sustained by the Fund or its shareholders in the purchase, holding or sale of any security.

     6. Subject to all applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund as officers, directors, agents, shareholders or otherwise.

     7. The Adviser shall have the right to grant the use of a name similar to the Fund's name to another investment company or business enterprise without the approval of the Fund's shareholders and shall have the right to withdraw from the Fund the use of the Fund's name. However, the Adviser may not withdraw from the Fund the use of the Fund's name without submitting to the Fund's shareholders the question of whether the shareholders wish the Fund to continue this Agreement.

     8. This Agreement became effective on April 20, 1992, and shall remain in full force and effect until the second anniversary of such date, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act.

     This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without payment of any penalty by the Fund or by the Adviser on 60 days' written notice to the other party. The Fund may effect termination by action of its Board of Directors or by vote of a majority of the outstanding shares of the common stock of the Fund (as defined in the 1940 Act), accompanied by the appropriate notice. In the event of the death or disability of any of the principal officers of the Adviser, or if, for any other reason, there is a material change in the management or ownership of the Adviser, the Board of Directors of the Fund shall be required to meet as soon as practicable after such event to consider whether another investment adviser should be selected for the Fund. If the Fund's Board determines, at such meeting, that this Agreement should be terminated, this Agreement may be terminated without the payment of any penalty and without any required prior notice; provided, however, that any change in the ownership of the Adviser that constitutes an assignment (within the meaning of the 1940 Act) shall require the automatic termination of this Agreement.

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     This Agreement may be terminated at any time by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of common stock of the Fund, and such termination shall be without the payment of any penalty and without any required prior notice, if it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action that results in a breach of the covenants of the Adviser set forth in this Agreement. In addition, the Adviser agrees to inform the Board of Directors of the Fund if the Adviser learns that it or any of its officers or directors has taken any action that results in a breach of the Adviser's covenants set forth in this Agreement. The Board of Directors of the Fund shall meet as soon as practicable after it receives such notification to consider whether another investment adviser should be selected for the Fund. If the Fund's Board determines, at such meeting, that this Agreement should be terminated, this Agreement may be terminated without the payment of any penalty and without any required prior notice.

     Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not thereby be affected.

     10. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     11. If any action or suit is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other rights and remedies, the prevailing party's reasonable attorney fees at trial and on appeal.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed as of the date first written above.



THE JENSEN PORTFOLIO, INC.             JENSEN INVESTMENT MANAGEMENT, INC.



By                                     By
   -------------------------------        -------------------------------
   President                              President


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